                                                                    EXHIBIT 99.1

                                   Contact:  Arthur Newman
                                             Chief Financial Officer
                                             (615) 301-3178
                                             ir@healthstream.com

                                             Media
                                             Mollie Elizabeth Condra
                                             Communications & Investor Relations
                                             (615) 301-3237
                                             mollie.condra@healthstream.com


HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL YEAR 2005 RESULTS

HIGHLIGHTS:

     FOURTH QUARTER
     o Revenues of $8.0 million in the fourth quarter of 2005, up 48% over the fourth quarter of 2004
     o Net income of $1.2 million in the fourth quarter of 2005, compared to net income of $77,000 in the fourth quarter of 2004
     o EBITDA of $1.7 million in the fourth quarter of 2005, compared to EBITDA of $572,000 in the fourth quarter of 2004
     o    Michael D. Shmerling joins HealthStream's board of directors

     FULL YEAR
     o    Revenues for the year of $27.4 million, up 36% over 2004
     o Net income for the year of $1.9 million, compared to a net loss of $1.0 million for 2004
     o 1,173,000 healthcare professional subscribers fully implemented on our Internet-based learning network at December 31, 2005, up from 1,040,000 at December 31, 2004, a 13% year over year increase
     o    EBITDA of $4.3 million for 2005, up from EBITDA of $818,000 for 2004

NASHVILLE, TENN. (FEBRUARY 21, 2006)--HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the fourth quarter and full year ended December 31, 2005.

FINANCIAL RESULTS:
FOURTH QUARTER 2005 COMPARED TO FOURTH QUARTER 2004
Revenues for the fourth quarter of 2005 increased by $2.6 million, or 48 percent, to $8.0 million, compared to $5.4 million for the fourth quarter of 2004. Revenue increases of $1.9 million resulted from the March 28, 2005 acquisition of Data Management and Research, Inc. (DMR). Revenues from our HealthStream Learning Center(TM) (HLC) subscriber base increased $385,000, or 14 percent, while content subscription revenues increased $225,000, or 33 percent, over the prior year quarter. Revenues from our pharmaceutical and medical device business increased by $148,000, or 10 percent, compared to the prior year quarter, due primarily to growth associated with live events.

Revenues derived from our Internet-based subscription products, which includes revenues from the HLC, content subscriptions, online training services (RepDirect(TM)), and HospitalDirect(TM), increased by $705,000, or 19 percent, over prior year quarter. Since DMR products are not Internet-based, the percentage of total revenues from Internet-based subscription products approximated 54 percent for the fourth quarter of 2005, down from 67 percent during the same quarter in 2004.

Gross margins (which we define as revenues less cost of revenues divided by revenues) for the fourth quarter of 2005 were 64 percent, compared to 66 percent for the prior year quarter. Our revenues increased over the prior year quarter, with the changes in revenue mix resulting in increased royalties paid by us associated with content subscription revenues and increased costs associated with our DMR revenues, which resulted in lower overall gross margins.

Net income for the fourth quarter of 2005 was $1.2 million, or $0.06 per share (basic) and $0.05 per share (diluted), compared to $77,000, or $0.00 per share (basic and diluted), for the fourth quarter of 2004. The increase over 2004 resulted from the addition of DMR, as well as improvements in HLC and content subscription revenues. The fourth quarter has historically been and was in 2005 the strongest quarter for DMR with regard to revenue and profitability.

EBITDA (which we define as earnings before interest, taxes, depreciation, and amortization) improved to $1.7 million for the fourth quarter of 2005, compared to $572,000 for the fourth quarter of 2004. This improvement is consistent with the factors mentioned above.

FULL YEAR 2005
Revenues for the year ended December 31, 2005 were $27.4 million, up 36 percent from $20.1 million for 2004. The growth in revenues was split between the impact of the DMR acquisition of $4.5 million and growth in the existing business of $2.8 million. Revenues for 2005 consisted of $21.2 million from our hospital-based customer channel (HCO, which includes DMR) and $6.2 million from our pharmaceutical and medical device company customer channel (PMD). In 2004, revenues consisted of $14.0 million for HCO and $6.1 million for PMD.

Full year 2005 revenues from our HealthStream Learning Center(TM) subscriber base also grew $2.0 million, or 18 percent, over 2004, while full year 2005 content subscription revenues increased $0.9 million, or 37 percent, over 2004. In addition, revenues related to content maintenance services increased $158,000 over the prior year. These revenue increases for HCO were partially offset by a $368,000 decline associated with maintenance fees from our installed learning management products. PMD revenues increased modestly as a result of increases in RepDirect(TM) of $391,000 and live events of $272,000, partially offset by declines of $527,000 related to project-based development services.

Gross margins were comparable, approximating 64 percent for both 2005 and 2004. The increase in revenues and the changes in revenue mix during 2005 resulted in a corresponding increase in the cost of revenues, primarily resulting from personnel and direct expenses associated with DMR and increased royalties paid by us associated with content subscription revenues.

Net income for 2005 was $1.9 million, or $0.09 per share (basic and diluted), compared to a net loss of $1.0 million, or $(0.05) per share (basic and diluted), for 2004. The improvement over the prior year was split almost evenly between improvements in the existing business and the impact of the DMR acquisition.

EBITDA improved to $4.3 million for 2005 compared to $818,000 for 2004. This improvement is a result of the factors mentioned above.

OTHER FINANCIAL INDICATORS
At December 31, 2005, the Company had cash, investments, and related interest receivable of $12.2 million, up from $9.9 million at September 30, 2005, but down from $16.5 million at December 31, 2004. The increase over the prior quarter resulted from favorable operating results and strong cash collections. In March 2005, we paid approximately $9.3 million of cash in connection with the acquisition of DMR. During 2005, we generated $5.0 million of cash from operations and the exercise of stock options.

Our days sales outstanding (DSO, which we calculate by dividing the average accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the year) improved to 64 days for the full year 2005 from 72 days for the full year 2004.This is the result of continued improvements in collections from our HCO customers, but was somewhat offset by longer collection cycles from our PMD customers.

HOSPITAL-BASED CUSTOMER CHANNEL (HCO) UPDATE
Our learning solutions are helping healthcare organizations improve their required regulatory training, while also offering an opportunity to train their employees in multiple clinical areas. In addition, our products are designed to improve knowledge of medical devices, thereby improving patient safety and reducing organizational risks.

At December 31, 2005, approximately 1,173,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center(TM)
(HLC) for training and education. Revenue recognition commences when a contract is fully implemented. This number was up from approximately 1,040,000 at December 31, 2004. The total number of contracted subscribers at December 31, 2005 was approximately 1,272,000, up from approximately 1,168,000 at December 31, 2004. "Contracted subscribers" include both those already implemented (1,173,000) and those in the process of implementation (99,000).

At February 15, 2006, approximately 1,234,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center(TM)
(HLC) for training and education. The total number of contracted subscribers at February 15, 2006 was approximately 1,309,000. "Contracted subscribers" include both those already implemented (1,234,000) and those in the process of implementation (75,000).

The volume of our HealthStream Learning Center customers' accounts up for renewal during 2005 increased over prior year levels. We measure our renewal rates by the number of full time equivalents (FTEs) renewed and by the annual contract value renewed. For the quarter ended December 31, 2005, approximately 98 percent of FTEs renewed, and the annual contract value renewal rate was 97 percent. For full year 2005, approximately 92 percent of FTEs renewed, and the annual contract value renewal rate was 89 percent. We have excluded the impact of HCA's automatic renewal from this calculation.

We are continuing our discussions with HCA regarding a revised longer-term agreement. Our current agreement with HCA was automatically renewed on October 1, 2005 in accordance with its terms, for one year, following the expiration of the initial four-year term. Either party may terminate the agreement upon 45-days notice to the other party. HealthStream's agreement with Tenet Healthcare was automatically renewed for an additional year in the fourth quarter of 2005 in accordance with its terms. We also renewed our agreement with Sutter Health for four years during the fourth quarter, which includes additional product offerings for their 31,000 employees. In addition, Providence Healthcare renewed for a three-year term, increasing the number of subscribers from 16,000 to 29,000.

PHARMACEUTICAL AND MEDICAL DEVICE CUSTOMER CHANNEL (PMD) UPDATE
HealthStream works with its pharmaceutical and medical device company customers to develop education initiatives that reach hospital-based healthcare professionals. Our innovative learning solutions are also used by these customers in their product launch plans and in support of their sales training efforts.

During 2005, we focused on transitioning many of our PMD service offerings to Internet-based products. This transition resulted in an increase in revenues from subscription-based products and a decrease in revenues from project-based development services. Our efforts have also resulted in revised product nomenclature to reflect the three audiences our pharmaceutical and medical device customers need to reach with education and training: their own sales reps, physicians, and provider-based staff. The resulting product groups are RepDirect(TM), PhysicianDirect(TM), and HospitalDirect(TM).

Our RepDirect(TM) products are designed to increase the clinical knowledge of medical device sales reps to improve their ability to function safely and effectively in the clinical environment and consist primarily of online activities. Our PhysicianDirect(TM) products are designed to improve physicians' knowledge and adoption of new techniques or advances with new treatments and consist of a range of live workshop, online CME, online product training, print CME, preceptorship and proctorship activities. Finally, our HospitalDirect(TM) products are designed to increase the speed of adoption of new products and the awareness of new protocols among provider-based staff and consist of a range of online product training, online CE, rep-delivered CE, print CE, live workshop, and association conference activities.

We are working to migrate the distribution, registration, and tracking of our traditionally offline activities to the HLC to improve service and provide a single view of learner activity. During 2005, we continued to improve adoption of both RepDirect(TM) and HospitalDirect(TM). During 2005, the initial adopters of HospitalDirect(TM) either expanded the number of products for which training is available or extended the term for the distribution of such training.

EXECUTIVE PERSONNEL ANNOUNCEMENTS
Arthur Newman will be promoted to executive vice president, upon filing the Company's Form 10-K for 2005. He has served as HealthStream's chief financial officer and senior vice president since 2000, where he has played a key role in HealthStream's executive leadership. In his new role, Mr. Newman will assume executive leadership of all IT systems applications, customer services, and human resources.

Susan Brownie, currently senior vice president of finance and human resources, will be promoted to chief financial officer and senior vice president. Since joining HealthStream in November 1999, Mrs. Brownie has had day-to-day responsibility for all accounting and financial operations, while also holding numerous leadership roles throughout the Company. Her promotion will be effective upon filing the Company's Form 10-K for 2005.

Fred Perner, senior vice president, has accepted a position with a global healthcare company and will, therefore, complete his service to the Company in March of 2006. Mr. Perner joined HealthStream in August of 2000 with our acquisition of Education Design, Inc., and has served on the executive team during his tenure, holding a number of leadership responsibilities.

During the fourth quarter of 2005, we announced that Michael D. Shmerling joined the Company's Board of Directors. As Senior Advisor and former executive vice president at Marsh Kroll, Mr. Shmerling will be a valuable addition to the Board in overseeing HealthStream's corporate and strategic initiatives. His distinguished record of accomplishments will prove valuable to the Company, further enhancing HealthStream's competitive edge. Mr. Shmerling is the eighth "independent" director under the current NASDAQ National Market Listing Standards, and brings the total number of directors on HealthStream's Board to nine.

FINANCIAL OUTLOOK 2006
Revenues for the first quarter of 2006 are expected to approximate $7.0 to 7.2 million, an increase of $1.3 to $1.5 million over the same prior year quarter, with growth expected from DMR (which was acquired at the end of the first quarter 2005), as well from HLC and content subscription revenues. PMD revenues are expected to remain comparable with the same prior year quarter. We also expect gross margins to be comparable with the same prior year quarter.

We expect net income to improve modestly when compared to the same prior year quarter as a result of revenue growth, which will be partially offset by increases in product development, sales and account management expenses. In addition, depreciation and amortization will also increase due to the impact of DMR and, as a result of implementing SFAS 123R effective January 1, 2006, we will reflect share-based compensation expense in our first quarter of 2006.

Full year 2006 revenues are expected to grow between 13-15 percent over 2005 with each quarter improving over the same quarter from the prior year. Gross margins are expected to be comparable to 2005 levels. We anticipate net income for the full year of 2006 will be comparable to 2005 as a result of revenue growth, however such growth will be offset due to implementing SFAS 123R effective January 1, 2006. We estimate the implementation of SFAS 123R will result in share-based compensation expense of approximately $0.6 million for 2006.

In addition to increased expenses associated with share-based compensation, we also expect increases in product development, sales, and account management expenses. These increases are associated with enhancements to our product platform, new products, and additional personnel. We also expect depreciation and amortization to increase, resulting from anticipated increases in capital expenditures and the full year impact of DMR. Capital expenditures and content purchases are expected to approximate $3.5 million in 2006. Approximately $2.5 million of the anticipated spending is expected for the purchase of hardware and software associated with delivery of our products and services. The remainder relates to development of new products, feature enhancements, and content.

Commenting on results, Robert A. Frist, Jr., chief executive officer, said, "With a 36 percent increase in revenues in 2005, HealthStream is entering 2006 in a strong position for continued growth. Moreover, we ended 2005 with net income of $1.9 million, which exceeded our expectations. Approximately half of our growth in net income was attributable to organic growth and half to our acquisition of DMR. Our confidence in continued growth is further supported by a high customer retention rate over the past year of 92 percent, which included renewals of many of our largest accounts--like Tenet Healthcare, Sutter Health, and Providence Healthcare."

A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, senior vice president and chief financial officer, Susan Brownie, senior vice president of finance and human resources, and Mollie Condra, director of communications, research, and investor relations will be held on Wednesday, February 22, at 9:00 a.m. (EST). To listen to the conference, please dial 888-569-5033 (passcode #6778472) if you are calling within the domestic U.S. If you are an international caller, please dial 719-457-2653 (passcode #6778472). The conference may also be accessed by going to http://www.healthstream.com/Investors/index.htm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 888-203-1112 (passcode #6778472) for domestic callers and 719-457-0820 (passcode #6778472) for international callers.

ABOUT HEALTHSTREAM
HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 1.3 million contracted healthcare professionals have selected the Internet-based HealthStream Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, including training and assessment. Once subscribed to the HealthStream Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. (www.healthstream.com)

                               HEALTHSTREAM, INC.
                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                           THREE MONTHS ENDED           YEAR ENDED
                                              DECEMBER 31,              DECEMBER 31,
                                          --------------------      --------------------
                                           2005         2004         2005        2004
                                          -------     --------      -------     --------
Revenues                                  $ 8,040     $  5,426      $27,359     $ 20,057

Operating expenses:
    Cost of revenues                        2,858        1,860        9,746        7,277
    Product development                       829          591        2,928        2,531
    Sales and marketing                     1,321        1,336        5,452        4,799
    Depreciation and amortization             648          578        2,678        2,107
    Other general and administrative        1,292        1,067        4,980        4,634
                                          -------     --------      -------     --------
        Total operating expenses            6,948        5,432       25,784       21,348

Operating income (loss)                     1,092           (6)       1,575       (1,291)
    Other income, net                         100           83          338          243
                                          -------     --------      -------     --------
Net income (loss)                         $ 1,192     $     77      $ 1,913     $ (1,048)
                                          =======     ========      =======     ========

Net income (loss) per share:
Net income (loss) per share, basic        $  0.06     $   0.00      $  0.09     $  (0.05)
                                          =======     ========      =======     ========
Net income (loss) per share, diluted      $  0.05     $   0.00      $  0.09     $  (0.05)
                                          =======     ========      =======     ========

Weighted average shares outstanding:
Basic                                      21,253       20,660       21,051       20,586
                                          =======     ========      =======     ========
Diluted                                    21,881       21,124       21,942       20,586
                                          =======     ========      =======     ========

                                 (IN THOUSANDS)


INCOME BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION OR EBITDA(1):


                                                                  THREE MONTHS ENDED           YEAR ENDED
                                                                     DECEMBER 31,              DECEMBER 31,
                                                                 --------------------      --------------------
                                                                   2005        2004         2005         2004
                                                                 -------      -------      -------      -------
Net income (loss)                                                $ 1,192      $    77      $ 1,913      $(1,048)
Interest income                                                     (108)         (86)        (355)        (258)
Interest expense                                                       8            3           24           13
Income taxes                                                          --           --           52            4
Depreciation and amortization                                        648          578        2,678        2,107
                                                                 -------      -------      -------      -------
Income before interest, taxes, depreciation and amortization     $ 1,740      $   572      $ 4,312      $   818
                                                                 =======      =======      =======      =======


(1) In order to better assess the Company's financial results, management believes that income before interest, taxes, depreciation and amortization ("EBITDA") is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because EBITDA reflects net income (loss) adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company's results from current operations. EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

                               HEALTHSTREAM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                          DECEMBER 31,      DECEMBER 31,
                                                                              2005             2004(1)
                                                                          ------------      ------------
ASSETS
Current assets:
      Cash, short term investments and related interest receivable          $ 12,194           $ 16,492
      Accounts and unbilled receivables, net(2)                                5,397              4,467
      Prepaid and other current assets                                         1,636              1,393
                                                                            --------           --------
           Total current assets                                               19,227             22,352

Property and equipment, net                                                    2,103              2,319
Goodwill and intangible assets, net                                           13,582              3,473
Other assets                                                                     304                292
                                                                            --------           --------
           Total assets                                                     $ 35,216           $ 28,436
                                                                            ========           ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
      Accounts payable, accrued and other liabilities                       $  4,531           $  2,786
      Deferred revenue                                                         4,503              3,867
      Current portion of long-term liabilities                                   166                 24
                                                                            --------           --------
           Total current liabilities                                           9,200              6,677

Long-term liabilities, net of current portion                                    216                 30
                                                                            --------           --------
           Total liabilities                                                   9,416              6,707

Shareholders' equity:
      Common stock                                                            93,800             91,642
      Accumulated deficit                                                    (68,000)           (69,913)
                                                                            --------           --------
           Total shareholders' equity                                         25,800             21,729
                                                                            --------           --------

           Total liabilities and shareholders' equity                       $ 35,216           $ 28,436
                                                                            ========           ========



(1) Derived from audited financial statements contained in the Company's filing on Form 10-K for the year ended December 31, 2004.
(2) Includes unbilled receivables of $706 and $476 and other receivables of $10 and $20 at December 31, 2005 and December 31, 2004, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2006 that involve risks and uncertainties regarding HealthStream. These statements are based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks, including our ability to reach agreement on the terms of a revised agreement with HCA and other risks referenced in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.




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